UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2022

WESTERN ALLIANCE BANCORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32550	88-0365922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One E. Washington Street, Phoenix, Arizona  85004
 (Address of principal executive offices)               (Zip Code)

(602) 389-3500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value	WAL	New York Stock Exchange
Depositary Shares, Each Representing a 1/400th Interest in a Share of 4.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A	WAL PrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Kenneth A. Vecchione Letter Agreement
On April 6, 2022, Western Alliance Bancorporation (the “Company”) entered into a letter agreement, dated as of April 6, 2022, with Kenneth A. Vecchione, the President and CEO of the Company and its wholly owned subsidiary Western Alliance Bank (the “Bank”), which amends and restates Mr. Vecchione’s previously disclosed offer letter with the Company and pursuant to which Mr. Vecchione will remain the President and Chief Executive Officer of the Company and the Bank (the “Letter Agreement”).
Pursuant to the Letter Agreement, Mr. Vecchione will be paid an annual base salary of $1,300,000 for 2022 and an annual base salary of $1,400,000 and $1,500,000 for 2023 and 2024, respectively. Mr. Vecchione will be eligible for an annual cash award pursuant to the Company’s Annual Bonus Plan based on the Company’s annual performance relative to pre-established targets that are subject to the Compensation Committee’s review and approval. Mr. Vecchione’s target bonus will be 150% of his annual base salary.
Under the Company’s Long Term Incentive Plan, for 2022, 2023 and 2024, Mr. Vecchione will receive annual grants of performance-based stock units and performance-based restricted stock equal to a fair value on the grant date of $3,250,000, $3,500,000 and $3,750,000, respectively, with the allocation between stock units and restricted stock, the applicable performance criteria and the actual amount earned, if any, with respect to each performance year to be determined by the Compensation Committee. In addition, in 2022 only Mr. Vecchione will receive a one-time award of shares of performance-based restricted stock with a grant date fair value of $3,250,000, with a vesting schedule and subject to performance criteria to be determined by the Compensation Committee.
Mr. Vecchione will participate in the Company’s Severance and Change in Control Plan, be eligible to participate in benefit plans available to the Company’s employees and senior executives generally and be subject to the Company’s compensation recovery policy as amended from time to time.
The summary of the Letter Agreement set forth under this Item 5.02 is qualified in its entirety by reference to the complete terms and conditions of the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.
Retirement of Executive Chairman and Director; Appointment of Chairman
On April 1, 2022, Robert Sarver notified the Board of Directors of his decision to retire from his position of Executive Chairman of the Company and as a director of the Company and Western Alliance Bank (the “Bank”), both effective as of the date of the Company’s 2022 annual meeting of stockholders, which is scheduled to be held on June 14, 2022. On April 4, 2022, Steven Hilton also notified the Board of Directors of the Company of his decision to retire as a director of the Company and the Bank effective as of the date of the Company’s 2022 annual meeting of stockholders. The retirements of Mr. Sarver and Mr. Hilton are not due to any disagreement with the Company or the Bank.
On April 6, 2022, the Board of Directors of the Company and the Bank each appointed Bruce Beach, currently the Lead Independent Director, as Chairman of the respective Boards, effective as of the date of the Company’s 2022 annual meeting of stockholders.
On April 7, 2022, the Company issued two press releases related to the matters described in this Item 5.02, copies of which are filed as Exhibits 99.1 and 99.2 hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated as of April 6, 2022, between Western Alliance Bancorporation and Kenneth A. Vecchione

99.1	Press release dated April 7, 2022 concerning the Letter Agreement

99.2	Press release dated April 7, 2022 concerning the retirements

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN ALLIANCE BANCORPORATION
(Registrant)

/s/ Dale Gibbons

Dale Gibbons
Executive Vice President and
Chief Financial Officer

Date:	April 7, 2022